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                                                                     Exhibit 2.3


                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                        U.S. DIGITAL COMMUNICATIONS, INC.

                                       AND

                       TELCAM, TELECOMMUNICATIONS COMPANY

                              OF THE AMERICAS, INC.

                          DATED AS OF DECEMBER 27, 1999


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                                TABLE OF CONTENTS
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

ARTICLE I: THE MERGER.............................................................................................1

         SECTION 1.1  The Merger..................................................................................1
         SECTION 1.2  Closing.....................................................................................2
         SECTION 1.3  Effective Time of the Merger................................................................2
         SECTION 1.4  Effects of the Merger.......................................................................2
         SECTION 1.5  Certificate of Incorporation; By-Laws.......................................................2
         SECTION 1.6  Directors...................................................................................3
         SECTION 1.7  Officers Following the Merger...............................................................3
         SECTION 1.8  Directors and Officers of the Surviving Corporation.........................................3

ARTICLE II: EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
            CORPORATIONS; EXCHANGE OF CERTIFICATES................................................................4

         SECTION 2.1  Effect on Capital Stock.....................................................................4
         SECTION 2.2  Exchange of Certificates....................................................................5

ARTICLE III: REPRESENTATIONS AND WARRANTIES.......................................................................6

         SECTION 3.1  Representations and Warranties by the Parent................................................6
         SECTION 3.2  Representations and Warranties of the Company..............................................18

ARTICLE IV: CONDUCT OF BUSINESSES PENDING THE MERGER.............................................................25

         SECTION 4.1  Conduct of Business of the Parent .........................................................25
         SECTION 4.2  Management of Subsidiaries' Operations.....................................................27
         SECTION 4.3  Conduct of Business of Parent and Subsidiaries.............................................27
         SECTION 4.4  Notification of Certain Matters............................................................27
         SECTION 4.5  Assistance.................................................................................28
         SECTION 4.6  Conduct of Business of the Company ........................................................28

ARTICLE V:  ADDITIONAL AGREEMENTS................................................................................30

         SECTION 5.1  Shareholder Approval; Preparation of Proxy Statement.......................................30
         SECTION 5.2  Access to Information......................................................................31
         SECTION 5.3  No Solicitation............................................................................32
         SECTION 5.4  Reasonable Best Efforts....................................................................33
         SECTION 5.5  Public Announcements.......................................................................34
         SECTION 5.6  Conveyance Taxes...........................................................................34

ARTICLE VI:  CONDITIONS OF MERGER................................................................................35

         SECTION 6.1  Conditions to Obligation of Each Party to Effect the Merger................................35
         SECTION 6.2  Conditions to Obligations of the Company...................................................35
         SECTION 6.3  Conditions to Obligations of the Parent....................................................36


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

ARTICLE VII:  TERMINATION, AMENDMENT AND WAIVER..................................................................37

         SECTION 7.1  Termination................................................................................37
         SECTION 7.2  Effect of Termination......................................................................38
         SECTION 7.3  Fees and Expenses..........................................................................38
         SECTION 7.4  Brokers....................................................................................39
         SECTION 7.5  Subsidiaries' Operations...................................................................39
         SECTION 7.6  Amendment..................................................................................39
         SECTION 7.7  Waiver.....................................................................................40

ARTICLE VIII:  GENERAL PROVISIONS................................................................................40

         SECTION 8.1  Non-Survival of Representations, Warranties and Agreements.................................40
         SECTION 8.2  Notices....................................................................................40
         SECTION 8.3  Certain Definitions........................................................................41
         SECTION 8.4  Severability...............................................................................42
         SECTION 8.5  Entire Agreement; Assignment...............................................................43
         SECTION 8.6  Parties in Interest........................................................................43
         SECTION 8.7  Director and Officer Liability.............................................................43
         SECTION 8.8  Enforcement of Agreement...................................................................43
         SECTION 8.9  Governing Law..............................................................................43
         SECTION 8.10  Headings..................................................................................44
         SECTION 8.11  Counterparts..............................................................................44


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of December 27, 1999 (this "Agreement"), by and between U.S. DIGITAL COMMUNICATIONS, INC., a Nevada corporation (the "Parent"), and TELCAM, TELECOMMUNICATIONS COMPANY OF THE AMERICAS, INC., a Texas corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of Parent and the Company and of their respective shareholders to consummate the business combination transaction provided for herein in which USDI Acquisition, Inc., a Texas corporation which is a wholly owned subsidiary of the Parent ("Sub"), will merge with and into the Company (the "Merger");

         WHEREAS, pursuant to the Merger, each outstanding share of the Company's common stock, no par value (the "Company Common Stock"), shall be converted into shares of Parent's common stock, $0.01 par value per share ("Parent's Common Stock"), upon the terms and subject to the conditions set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                              ARTICLE I: THE MERGER

SECTION 1.1  THE MERGER.

         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as


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the surviving corporation of the Merger (the "Surviving Corporation") and shall continue under the name TELCAM, Telecommunications Company of the Americas, Inc.


SECTION 1.2  CLOSING.

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Campbell & Riggs, P.C., Houston, Texas, unless another date, time or place is agreed to in writing by the parties hereto.

SECTION 1.3  EFFECTIVE TIME OF THE MERGER.

         As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of Texas ("Articles of Merger"), in such form as required by, and executed in accordance with the relevant provisions of, the TBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Texas, or such later time as is specified in the Articles of Merger, being the "Effective Time").

SECTION 1.4  EFFECTS OF THE MERGER.

         The Merger shall have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5  CERTIFICATE OF INCORPORATION; BY-LAWS.

          At the Effective Time:

         (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation following the Merger.


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         (b) The by-laws of the Company, as in effect immediately prior to the
Effective Time, shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation or as provided by applicable law.

SECTION 1.6  DIRECTORS.

         (a) Four directors of the Parent shall be nominated by the Company to fill vacancies on the Board of Directors of the Parent at the Effective Time.

         (b) The directors to be nominated by the Company shall be determined within 21 days of the date hereof by the Board of Directors of the Company. If, prior to the Effective Time of the Merger, any of the Company's designees to the Board of Directors of the Parent as so selected shall decline or be unable to serve as a director of the Parent, the Board of Directors of the Company shall designate another person to serve in such person's stead.

         (c) Subject to the fiduciary duties of the Board of Directors of the Parent, and the willingness of such Persons to serve as directors of the Parent, the Board of Directors of the Parent shall submit as nominees for election to the Board of Directors of the Parent at the Annual Meeting of Stockholders of the Parent to be held in 2000 the directors of the Parent as provided for herein.

SECTION 1.7  OFFICERS FOLLOWING THE MERGER.

         Robert J. Wussler shall be the Chairman of the Parent and Gregory Hahn shall be a director and the President and Chief Executive Officer of the Parent. The other officers of the Parent shall be the officers of the Company as of the Effective Time of the Merger, together with such other persons as may be selected by the Company to serve as officers of the Parent. All such officers shall hold office in accordance with the Certificate of Incorporation and By-laws of the Parent from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.8 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. Gregory Hahn shall be the Chief Executive Office and President and the other officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


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          ARTICLE II: EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1  EFFECT ON CAPITAL STOCK.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, or the Parent as the holder of all shares of capital stock of Sub:

         (a) COMMON STOCK OF SUB. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into 1,000 validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY STOCK. Each share of Company Common Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

         (c)      CONVERSION OF COMPANY COMMON STOCK AND ANTIDILUTION.

                  (i) It is the intent of the Parent and the Company that, upon consummation of the Merger, the holders of the Company Common Stock will, in the aggregate, own 51% of the Parent Common Stock which has been issued at the Effective Time PLUS 51% of the Parent Common Stock of the Parent which may be issued in conversion of, in exchange for or in settlement of, as applicable, preferred stock of the Parent ("Parent Preferred Stock"), accrued but unpaid dividends on any Parent Preferred Stock, options or warrants for Parent Common Stock, debt of the Parent or any Subsidiary (including debt evidenced by the Loan Agreements), claims made against the Parent or any Subsidiary by any Person, or any other agreement or instrument which exists at the Effective Time (each a "Convertible Security").

                  (ii) The consideration given to the holders of Company Common Stock (the "Merger Consideration") shall be delivered as follows: (x) All issued and outstanding shares of Company Common Stock at the Effective Time shall be converted into the number of shares of Parent Common Stock which represents not less than 51% of the Parent Common Stock issued at the Effective Time (including the shares of Parent Common Stock issued pursuant to this Subsection 2.1(c)(ii)(x)); and (y) if, within 60 calendar months following the Effective Time, the Parent issues, agrees to issue or is subject to any agreement (written or oral), understanding


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(written or oral) or court order to issue Parent Common Stock for any
Convertible Security, then each holder of Company Common Stock shall be entitled to receive and shall receive for each share of Company Common Stock held at the Effective Time 1.041 shares of Parent Common Stock for each share of Parent Common Stock which may be issued in conversion of, in exchange for or in settlement of a Convertible Security which existed at the Effective Time.

                  (iii) The Merger Consideration deliverable under Subsection 2.1(c)(ii)(x) shall be payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock. All such shares of Company Common Stock, when so converted under Subsection 2.1(c)(ii)(x), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable pursuant to Subsection 2.1(c)(ii)(x) upon the surrender of such certificates and the right to receive the Merger Consideration payable pursuant to Subsection 2.1(c)(ii)(y).

         (d) NO FRACTIONAL PARENT SHARES. No fractional shares of Parent Common Stock shall be issued in the Merger. A fractional share of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be rounded up to the nearest whole share.

SECTION 2.2  EXCHANGE OF CERTIFICATES.


         (a) EXCHANGE AGENT. Prior to the Effective Time of the Merger, Parent shall engage Corporate Stock Transfer, Inc. or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issuance of the Merger Consideration upon surrender of Certificates.

         (b) PAYMENT OF MERGER CONSIDERATION. Parent shall cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the Parent Common Stock to be issued upon the conversion of the Company Common Stock pursuant to Section 2.1.

         (c) EXCHANGE PROCEDURE. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of parent Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. If the shares of Parent Common Stock are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate, the number of shares of Parent Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Person entitled thereto.

         (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                   ARTICLE III: REPRESENTATIONS AND WARRANTIES


SECTION 3.1 REPRESENTATIONS AND WARRANTIES BY THE PARENT.


         The Parent represents and warrants to, and agrees with, the Company as follows, subject to any exceptions specified in the Disclosure Letter of Parent previously provided to the Company on the date hereof (the "Parent Disclosure Letter") and except as expressly contemplated by this Agreement:

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         (a) ORGANIZATION; STANDING AND POWER. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. The Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on the Parent and the Subsidiaries, taken as a whole. The Parent has provided the Company with complete and correct copies of the certificate of incorporation and by-laws of the Parent currently in effect.

         (b) SUBSIDIARIES. The Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Parent and the Subsidiaries, taken as a whole. At the Effective Time, the Subsidiaries will be duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent and the Subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Subsidiaries are owned of record and beneficially by the Parent and have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those than have been waived or otherwise cured or satisfied, free and clear of all Liens. The Parent has provided the Company with complete and correct copies of the certificate of incorporation and by-laws of each Subsidiary as currently in effect.

         (c) CAPITAL STRUCTURE. The authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, $0.01 par value per share. At the close of business on December 15, 1999, 36,237,858 shares of Parent Common Stock (excluding 5,902,200 shares of Parent Common Stock held in treasury), were issued and outstanding, and 4,130 shares of Parent Preferred Stock were issued and outstanding. In addition, at the close of business on December 15, 1999, (i) 7,000,000 shares of Parent Common Stock were reserved for issuance pursuant to the provisions of Series B and Series C preferred stock conversion rights, and (ii) 6,540,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's employee and director benefit plans and arrangements, of which 6,540,000 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options. Except as set forth above, no shares of capital stock or other equity or voting securities of the Parent are reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Parent since December 15, 1999 to the date hereof, other than the Parent Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date and Parent Common Stock issued in conversion of Series B and Series C preferred stock. Except as set forth in Section 3.1(c) of the Parent's Disclosure Letter, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Parent or any of the Subsidiaries is a party, or by which any of them is bound, obligating the Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Parent or any of its Subsidiaries or obligating the Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The shares of Parent Common Stock to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (d) AUTHORITY. The Parent has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the holders of a majority of the outstanding shares of Parent Common Stock ("Parent Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent, subject to the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and by general principles of equity.

         (e) NONCONTRAVENTION; CONSENTS AND APPROVALS. The execution and delivery of this Agreement by the Parent do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon or right of first refusal with respect to any of the properties or assets of the Parent or any of the Subsidiaries, under any provision of (i) the certificate of incorporation or by-laws of the Parent or any provision of any comparable organizational documents of the Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Parent or any of the Subsidiaries or their respective properties or assets or (iii) assuming all the consents, filing and registrations referred to in the following sentence are obtained and made, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Parent or any of the Subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or

Liens that individually or in the aggregate would not have a Material Adverse Effect on the Parent and the Subsidiaries, taken as a whole, and would not materially impair the ability of the Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or any of the Subsidiaries in connection with the execution and delivery of this Agreement by the Parent or the consummation by the Parent of the transactions contemplated hereby, except for (i) the filing with the SEC of (A) the Proxy Statement with respect to Parent Stockholder Approval and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas as provided in the TBCA and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Parent and the Subsidiaries, taken as a whole.

         (f) LICENSES. To the knowledge of Parent, each of the Parent and the Subsidiaries has all permits, licenses, waivers and authorizations, including licenses, authorizations and certificates of and from applicable state and local authorities, which are necessary for it to conduct its business in the manner in which it is presently being conducted (collectively, "Licenses"), other than any Licenses the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent, each of the Parent and the Subsidiaries is in compliance with the terms of all Licenses, except for such failures so to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent, the Parent and the Subsidiaries have duly performed their respective obligations under and are in compliance with the terms of such Licenses, except for such nonperformance or noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of, or any rights of the holder under, any License, except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that are applicable to the telecommunications industry generally.

         (g) SEC DOCUMENTS AND OTHER REPORTS. The Parent has filed all required documents with the SEC since August 6, 1999 (the "SEC Reports"). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with

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SEC none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         (h) INFORMATION SUPPLIED. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date of mailing to shareholders of the Parent and at the time of the Shareholders' Meeting to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent with respect to statements made based on information supplied by the Company in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, except as contemplated by this Agreement, the Memorandum of Understanding, the Loan Agreements, as set forth in Section 3.1(i) of the Parent's Disclosure Letter, or disclosed in the SEC Reports filed since that date and up to the date of this Agreement, there has not been (i) any material change by the Parent in its accounting methods, principles or practices, (ii) any entry by the Parent or the Subsidiaries into any commitment or transaction material to the Parent or the Subsidiaries, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Parent Common Stock or any redemption, purchase or other acquisition of any of its securities, (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or key employees of the Parent or any of its subsidiaries other than in the ordinary course of business consistent with past practice or as was required under employment, severance or termination agreements in effect as of December 31, 1998, (v) any material bonus paid to the employees of the Parent or its Subsidiaries, (vi) any sale or transfer of any material assets of the Parent or the Subsidiaries other than in the ordinary course of business and consistent with past practice or

(vii) any loan, advance or capital contribution to or investment in any person by the Parent or any Subsidiary.

         (j) LIABILITIES. Except for (a) liabilities incurred in the ordinary course of business consistent with past practice, (b) transaction expenses incurred in connection with this Agreement, the Memorandum, and the Loan Agreements, (c) liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (d) liabilities set forth on any balance sheet (including the notes thereto) included in the Parent's financial statements included in the SEC Reports filed prior to the date hereof, or the Proxy, or (e) as disclosed in Section 3.1 (j) of the Parent's Disclosure Letter since December 31, 1998 neither the Parent nor any of the Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected or reserved against in a consolidated balance sheet of the Parent and the Subsidiaries (including the notes thereto) prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Parent and the Subsidiaries as of December 31, 1998 contained in the Parent's Annual Report on Form 10-K for the fiscal year ended and as contained in the Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

         (k) ABSENCE OF LITIGATION. Except as disclosed in Section 3.1(k) of the Parent's Disclosure Letter, in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any Subsidiary, or any properties or rights of the Parent or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, (ii) as of the date of this Agreement question the validity of this Agreement or any action to be taken by the Parent in connection with the consummation of the transactions contemplated hereby or
(iii) as of the date of this Agreement would prevent or result in a material delay of the consummation of the transactions contemplated hereby. As of the date hereof, neither the Parent nor any Subsidiary nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or result in a material delay of the consummation of the transactions contemplated hereby.

         (l) LABOR MATTERS. Except as set forth in the SEC Reports filed prior to the date hereof, (i) neither the Parent nor any Subsidiary is a party to any labor or collective bargaining agreement, and no employees of the Parent or any Subsidiary are represented by any labor organization, (ii) to the knowledge of the Parent there are no material representation or certification proceedings, or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (iii) to the knowledge of the Parent there are no material organizing activities involving the Parent or any Subsidiary with respect to any group of employees of the Parent or the Subsidiaries.

         (m)      EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS.

                  (i) Section 3.1(m) of the Parent Disclosure Letter sets forth a complete and correct list of (i) all employee benefit plans within the meaning of Section 3(3) of ERISA and all bonus or other incentive compensation, deferred compensation, salary continuation, severance, disability, stock award, stock option, stock purchase, tuition assistance, or vacation pay plans or programs (collectively the "Plans") and (ii) all written employment, severance, termination, change-in-control, or indemnification agreements (collectively, the "Employment Arrangements"), in each case (i) or (ii) under which the Parent or any Subsidiary has any obligation or liability (contingent or otherwise). Except as set forth in the SEC Reports filed prior to the date of this Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Plan and (C) each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

                  (ii) Except as set forth in Section 3.1(m) of the Parent Disclosure Letter, there is no litigation or administrative or other proceeding involving any Plan or Employment Arrangement nor has the Parent received written notice that any such proceeding is threatened, in each case where an adverse determination would reasonably be expected to have a Material Adverse Effect. The Parent has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Parent nor any Subsidiary has incurred, nor, to the best of the Parent's knowledge, is reasonably likely to incur any withdrawal liability which remains unsatisfied in an amount which would reasonably be expected to have a Material Adverse Effect. The termination of, or withdrawal from, any Plan or multiemployer plan to which the Parent contributes, on or prior to the Closing Date, will not subject the Parent to any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect.

                  (iii) With respect to each Plan and Employment Arrangement, a complete and correct copy of each of the following documents (if applicable) have been provided by the Parent: (i) the most recent Plan or Employment Arrangement, and all amendments thereto and related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112) and (vi) the most recent estimate of withdrawal liability from any Plan constituting a multiemployer plan if any.

                  (iv) Except as disclosed in the SEC Reports, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) or consultant of the Parent or any Subsidiary, (ii) increase any benefits under any Plan or Employment Arrangement or (iii) result in the acceleration of the time of payment or vesting of any rights under any Plan or Employment Arrangement.

         (n)      TAX MATTERS.

                  (i) To the best of Parent's knowledge, the Parent and each of the Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes (as defined below) of the Parent and each Subsidiary shown to be due on the Tax Returns described in (A) above have been timely paid or adequately reserved for in accordance with GAAP (except to the extent that such Taxes are being contested in good faith, which contested Taxes are set forth in Section 3.1(n) of the Parent Disclosure Letter), (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or any Subsidiary that have not been fully paid or adequately provided for in the appropriate financial statements of the Parent and the Subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) the Parent and the Subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from the Parent, (E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of the Parent or any of the Subsidiaries, (F) neither the Parent nor any of the Subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to taxes, (G) neither the Parent nor any of the Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Parent is the common parent, (H) neither the Parent nor any of the Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by the Parent or any of the Subsidiaries, as the case may be, (I) neither the Parent nor any of the Subsidiaries has agreed to make, nor is any required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (J) the Parent and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by the Parent or any of the Subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

                  (ii) As used in this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used in this Agreement, "Taxes" shall mean taxes of any kind, including but not limited to those measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

         (o) INTELLECTUAL PROPERTY. The Parent and the Subsidiaries do not presently own any (i) registered trademarks, service marks, brand names and other indications of origin, or (ii) patents. The Parent presently has the applications for the patents which are set forth on Section 3.1(o)of the Parent's Disclosure Letter pending before the U.S. Department of Commerce, Patent and Trademark Office. The Parent makes no representation or warranties concerning the patent applications.

         (p) ENVIRONMENTAL MATTERS. To the best of Parent's knowledge and except as disclosed in the SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect,
(i) the operations of the Parent and the Subsidiaries have been and are in compliance with all Environmental Laws and with all Licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Parent, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against the Parent or the Subsidiaries or involving any real property currently or, to the knowledge of the Parent, formerly owned, operated or leased by the Parent or the Subsidiaries, (iii) the Parent and the Subsidiaries are not subject to any Environmental Liabilities, and, to the knowledge of the Parent, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Parent, formerly owned, operated or leased by the Parent or the Subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of the Parent all real property operated or leased by the Parent or the Subsidiaries is free of contamination from Hazardous

Material and (v) there is not now, nor, to the knowledge of the Parent, has there been in the past, on, in or under any real property owned, leased or operated by the Parent or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos- containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances. As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or the environment, as currently in effect and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act. 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.,
Section 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

         (q) TRANSACTIONS WITH AFFILIATES. Except as set forth in the SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Parent, on the one hand, and the Parent or any Subsidiary, on the other hand.

         (r) BROKERS. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent.

         (s)      MATERIAL AGREEMENTS.

                  (i) Except as disclosed in Section 3.1(s) of the Parent's Disclosure Letter and any agreement entered into on behalf of the Subsidiaries by the Company pursuant to the Memorandum, from and after December 31, 1998, neither the Parent nor any of the Subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement) that is required to be filed with the SEC that has not been so filed on or before the date of this Agreement or any material amendment, modification or waiver under any contract, agreement or other document or instrument that was previously so filed.

                  (ii) The Parent makes no representations or warranty concerning the validity or enforceability of the following (collectively, "USDI Material Contracts"):

         1. Employment Agreement between U.S. Digital Communications, Inc. and Robert Wussler, effective June 1, 1998.

         2. Employment Agreement between International Satellite Group, Inc. and Philip Kernan dated December 31, 1998.

         3. Employment Offer between Skysite and Charles Maynard dated July 16, 1997.

         4. Employment Agreement between Skysite and Steve Mather April 22,
            1998.

         5. Employment Agreement between International Satellite Group, Inc. and Steven Barket dated March 8, 1999.

         6. Employment Agreement dated January 7, 1999 between International Satellite Group, Inc. and Preston Riner.

         7. Alleged Agreement between International Satellite Group, Inc. and Tommy Williams.

         8. Promissory Note dated June 25, 1999 in the original principal amount of $50,000.00 payable to Balmore Funds, S.A. of Tortula, British Virgin Island.

         9. Promissory Note dated June 25, 1999 in the original principal amount of $50,000.00 payable to Austost Ansalt Schaan, of Vaduz, Liechtenstein.

         10. Placement Agent Agreement dated December 6, 1996 by and between Viscorp and Wincap, Ltd.

         11. Private Placement Memorandum with SMS Capital Services dated March 26, 1993.

         12. Non Disclosure Agreement between U.S. Digital Communications, Inc. and Derek A. Sutherland, dated March 23, 1999.

         13. Financing Procurement Agreement between U.S. Digital
             Communications, Inc. and Derek Sutherland dated March 18, 1999, and related documents.

         14. Terms of Business between U.S. Digital Communications, Inc. and Denholm, PLC, dated March 31, 1999.

         15. Engagement Letter dated March 16, 1999, between U.S. Digital Communications, Inc. and Chatsworth Securities, LLC.

         16. Engagement Letter dated March 29, 1999, between U.S. Digital Communication, Inc. and Chatsworth Securities, LLC.

         17. Settlement and Release Agreements between U.S. Digital Communication, Inc. and Marvin Lerch dated March 19, 1999.

         18. Settlement and Release Agreements between U.S. Digital Communication, Inc. and David Serlin dated March 19, 1999.

         19. Fee Agreement and Non-Circumvention Agreement between U.S. Digital Communication, Inc. and The Geneva Group, Inc. dated March 29, 1999.

         20. Engagement Letter between G.M. Astor & Associates and Visual Information Services Corporation dated September 8, 1997.

         21. Asset Purchase Agreement between International Satellite Group, Inc. and Steven Barket dated March 8, 1999.

         22. Asset Purchase Agreement between International Satellite Group, Inc. and Enhanced Personal Communications, Inc.

         23. Promissory Note dated January 7, 1999 in the original principal amount of $300,000.00 in favor of Enhance Personal
             Communications, Inc.

         24. Service Provider Agreement dated February 6, 1999 between TMI Communications Company, Limited Partnership and International Satellite Group, Inc., as amended by letter agreement dated February 6, 1999.

         25. Retainer agreement between U.S. Digital Communications, Inc. and Rothwell, Figg, Ernst & Kustz, PC dated January 26, 1999.

         26. Non Negotiable Promissory Note dated September 12, 1997 in the original principal amount of $100,000.00 payable to Anker Bank.

         27. Non Negotiable Promissory Note dated December 10, 1997 in the original principal amount of $150,000.00 payable to Anker Bank.

         28. Non Negotiable Promissory Note dated April 2, 1998 in the original principal amount of $100,000.00 payable to DG Bank.

         29. Non Negotiable Promissory Note dated May 5, 1998 in the original principal amount of $350,000.00 payable to Finter Bank.

         30. Non Negotiable Promissory Note dated April 27, 1998 in the original principal amount of $150,000.00 payable to Finter Bank.

         31. Service provider agreement between Skysite Communications Corporation and American Mobile Satellite Corporation, as amended.

         32. Iridium Product Sales Agreement and service provider agreements, as amended, between Iridium North America, L.P. and Project 77, Inc. and/or International Satellite Group, Inc.

                  (iii) Parent acknowledges that it or its Subsidiaries may be in default under the agreements with Iridium North America, L.P. and American Mobile Satellite Corporation included in USDI Material Contracts in (ii) above. Pursuant to the Memorandum, the Company is in negotiations with the applicable service providers regarding these agreements. Neither the Parent nor any of the Subsidiaries is in breach of any material agreement other than any USDI Material Contract, except for breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (iv) The Parent has delivered true and complete copies to the Company of every USDI Material Contract, including all amendments or modifications thereto.

         (t) COMPLIANCE WITH APPLICABLE LAW. Except as disclosed by the Parent in the SEC Reports filed prior to the date hereof or disclosed in Section 3.1(t) of the Parent's Disclosure Letter, the Parent and the Subsidiaries are not in violation of any law, ordinance or regulation of any Governmental Entity. Except as disclosed by the Parent in the SEC Reports filed prior to the date hereof or disclosed in Section 3.1(t) of the Parent's Disclosure Letter, to the knowledge of the Parent no investigation or review by any Governmental Entity with respect to the Parent or its Subsidiaries is pending or threatened, nor, to the knowledge of the Parent, has any Governmental Entity indicated an intention to conduct the same.

         (u) TANGIBLE PROPERTY. All of the personal property of the Parent is in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Company has possession of all personal property of the Subsidiaries and is solely relying on its inspection of the same.

SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to, and agrees with, the Parent as follows, subject to any exceptions specified in the Disclosure Letter of the Company previously provided to the Parent on the date hereof (the "Company Disclosure Letter") and except as expressly contemplated by this
Agreement:

         (a) ORGANIZATION; STANDING AND POWER. The Company is a corporation validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect. The Company has provided the Parent with complete and correct copies of the articles of incorporation and by-laws of the Company as currently in effect.

         (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, no par value. At the close of business on December 21, 1999, 335,173 shares of Company Common Stock were issued and outstanding (excluding 157,327 shares of Company Common Stock held in treasury). No shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of December 21, 1999, except as set forth in Section 3.2(b) of the Company Disclosure Letter, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (c) AUTHORITY. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Merger by the holders of the outstanding shares of Company Common Stock ("Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent, constitutes a legal, valid and binding obligation of the Company enforceable against in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and by general principles of equity.

        (d) NONCONTRAVENTION; CONSENTS AND APPROVALS. The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon or right of first refusal with respect to any of the properties or assets of the Company under, (i) any provision of the certificate of incorporation or by-laws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise or license applicable to the Company, or (iii) assuming all the consents, filings and registrations referred to in the following sentence are obtained and made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, and
(ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or result in a material delay of the consummation of the transactions contemplated hereby.

         (e) LICENSES. To the knowledge of the Company, the Company has all permits, licenses, waivers and authorizations, including licenses, authorizations and certificates of and from applicable state and local authorities which are necessary for it to conduct its business in the manner in which it is presently being conducted (collectively, "Licenses"), other than any Licenses the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company is in compliance with the terms of all Licenses, except for such failures so to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company has duly performed its obligations under and is in compliance with the terms of such Licenses, except for such nonperformance or noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of, or any rights of the Company under, any License, except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that are applicable to the telecommunications industry generally.

         (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Parent and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since May 13, 1999, except as contemplated by this Agreement, the Memorandum of Understanding and the Loan Agreements or disclosed in Section 3.1(g) of the Company Disclosure Letter, the Company has conducted its business only in the ordinary course and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) any termination or cancellation of, or any modification to, any agreement, arrangement or understanding which has had or would reasonably be expected to have a Material Adverse Effect, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its material assets other than in the ordinary course of business, consistent with past practice,
(v) any entry by the Company into any commitment or transactions material to the Company, (vi) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities, (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice or as was required under employment, severance or termination agreements in effect as of May 13, 1999; (viii) any bonus paid to the employees of the Company, (ix) any sale or transfer of any material assets of the Company other than in the ordinary course of business and consistent with past practice or (x) any loan, advance or capital contribution to or investment in any person by the Company.

         (h) LIABILITIES. Except for (a) liabilities incurred in the ordinary course of business consistent with past practice, (b) transaction expenses incurred in connection with this Agreement, the Memorandum and the Loan Agreements, (c) liabilities incurred in connection with the Memorandum and the Loan Agreements, (d) liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, or (e) liabilities set forth on any balance sheet (including the notes thereto) included in the Company's financial statements as of December 31, 1998 and as of September 30, 1999, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected or reserved against in a balance sheet of the Company as of December 31, 1998 and as of September 30, 1999 (including the notes thereto).

         (i) ABSENCE OF LITIGATION. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) as of the date of this Agreement question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or (iii) as of the date of this Agreement would prevent or result in a material delay of the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or result in a material delay of the consummation of the transactions contemplated hereby.

         (j) LABOR MATTERS. The Company is not a party to any labor or collective bargaining agreement, and no employees of the Company are represented by any labor organization. To the knowledge of the Company there are no material representation or certification proceedings, or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company there are no material organizing activities involving the Company with respect to any group of employees of the Company.

         (k)      EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS.

                  (i) Section 3.2(m) of the Company Disclosure Letter sets forth a complete and correct list of (i) all employee benefit plans within the meaning of Section 3(3) of ERISA and all bonus or other incentive compensation, deferred compensation, salary continuation, severance, disability, stock award, stock option, stock purchase, tuition assistance, or vacation pay plans or programs (collectively the "Plans") and
(ii) all written employment, severance, termination, change-in-control, or indemnification agreements (collectively, the "Employment Arrangements"), in each case (i) or (ii) under which the Company has any obligation or liability (contingent or otherwise). To the knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Plan and (C) each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

                  (ii) There is no litigation or administrative or other proceeding involving any Plan or Employment Arrangement nor has the Company received written notice that any such proceeding is threatened, in each case where an adverse determination would reasonably be expected to have a Material Adverse Effect. The Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and the Company has not incurred, nor, to the best of the Company's knowledge, is reasonably likely to incur any withdrawal liability which remains unsatisfied in an amount which would reasonably be expected to have a Material Adverse Effect. The termination of, or withdrawal from, any Plan or multiemployer plan to which the Company contributes, on or prior to the Closing Date, will not subject the Company to any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect.

                  (iii) With respect to each Plan and Employment Arrangement, a complete and correct copy of each of the following documents (if applicable) have been provided by the Company: (i) the most recent Plan or Employment Arrangement, and all amendments thereto and related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112) and (vi) the most recent estimate of withdrawal liability from any Plan constituting a multiemployer plan if any.

                  (iv) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) or consultant of the Company, (ii) increase any benefits under any Plan or Employment Arrangement or (iii) result in the acceleration of the time of payment or vesting of any rights under any Plan or Employment Arrangement.

         (l)      TAX MATTERS.

(i) To the knowledge of the Company, the Company has timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes (as defined below) of the Company shown to be due on the Tax Returns described in (A) above have been timely paid or adequately reserved for (except to the extent that such Taxes are being contested in good faith, which contested Taxes are set forth in Section 3.1(n) of the Company Disclosure Letter), (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company that have not been fully paid or adequately provided for in the appropriate financial statements of the Company, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) the Company is not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from the Company, (E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of the Company, (F) the Company is not a party to or bound by (nor will it become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to taxes, (G) the Company has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, (H) the Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by the Company, (I) the Company has not agreed to make, nor is any required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (J) the Company has complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by the Company (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

         (m) INTELLECTUAL PROPERTY. The Company does not presently own any (i) registered trademarks, service marks, brand names and other indications of origin, or (ii) patents.

         (n) ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) the operations of the Company have been and are in compliance with all Environmental Laws and with all Licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against the Company or the Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company, (iii) the Company is not subject to any Environmental Liabilities, and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of the Company all real property operated or leased by the Company is free of contamination from Hazardous Material and (v) there is not now nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.

         (o) TRANSACTIONS WITH AFFILIATES. Except as disclosed in Section 3.1(g) of the Company Disclosure Letter, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company, on the one hand, and the Company, on the other hand.

         (p) BROKERS. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

         (q)      MATERIAL AGREEMENTS.

                  (i) Except as disclosed in Section 3.1(q) of the Company Disclosure Letter, the Company is not a party to and has not entered into or, as of the date hereof, made any material amendment or modification to or granted any material waiver under the following (collectively, "Company Material Contracts"): Employment Agreement between Seth Straayer and the Company effective June 20, 1999; Agreement between Qwest Communications Corporation and the Company dated August 5, 1999; Lease Agreement between 1322 Space Park, L.P. as Landlord and the Company as Tenant dated as of July 1, 1999; Agreement for Billing and Related Services between the Company and Telone Telecommunications, Inc. dated as of June 7, 1999; Marketing Agreement between Midwest TELCAM, Inc. and the Company dated August 6, 1999; Marketing Agreement between Canam Communications and the Company dated August 6, 1999; the Memorandum; and the Loan Agreements.

                  (ii) Except as disclosed in Section 3.1(q) of the Company Disclosure Letter, each of the Company Material Contracts is valid and enforceable against the Company in accordance with its terms and there is no default under any Company Material Contract either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default hereunder by the Company or, to the knowledge of the Company, any other party thereto, in any such case in which such default or event would reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice (or to the knowledge of the Company any other notice) of default or termination of any Company Material Contract, and to the knowledge of Company there exists no basis for any assertion of a right of default or termination under any Company Material Contract.

                  (iii) The Company has delivered true and complete copies to the Parent of every Company Material Contract, including all amendments or modifications thereto.

         (r) COMPLIANCE WITH APPLICABLE LAW. To the knowledge of the Company, the Company is not in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this
Section 3.2 (r) with respect to Environmental Laws, and except for violations or possible violations which would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

         (s) TANGIBLE PROPERTY. All of the assets of the Company are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

              ARTICLE IV: CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 4.1 CONDUCT OF BUSINESS OF THE PARENT.

         The Parent covenants and agrees that, during the period from the date hereof to the Effective Time, unless the Company shall otherwise agree in writing, the businesses of the Parent and its Subsidiaries shall be conducted only in, and the Parent shall not take any action and its Subsidiaries shall not take any action except in, the ordinary course of business; and the Parent shall use its best efforts to preserve intact the business organization of the Parent and the Subsidiaries, to keep available the services of the present officers, employees and consultants of the Parent and the Subsidiaries and to preserve the present relationships of the Parent and the Subsidiaries with customers, suppliers and other persons with which the Parent or any of the Subsidiaries has significant business relationships. Notwithstanding the other provisions of this
Section 4.1, the parties acknowledge that the Company is operating the business of the Subsidiaries pursuant to the terms of the Memorandum and Section 4.2 below, and the provisions and restrictions of this Section 4.1 shall not apply to any action taken by the Company with regard to the Subsidiaries. Without limiting the generality of the foregoing, except as expressly provided in this Agreement (including Section 4.3), neither the Parent nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Company:

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except dividends and distributions by a wholly owned subsidiary of the Parent or of a Subsidiary to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Parent or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with its employee stock purchase plan consistent with past practice);

         (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

         (c) (i) increase the compensation or fringe benefits of any of its directors, officers or employees, or (ii) grant any severance or termination pay, or (iii) enter into any Employment Arrangement or similar agreement or arrangement with any present or former director level or other equivalent or more senior officer or employee, or any other employee of the Parent and Sub or any of the Subsidiaries, or (iv) establish, adopt, enter into or amend in any material respect or terminate any Plan or Employment Arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

         (d) except as set forth in the Proxy Statement, amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

       (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Parent and its Subsidiaries taken as a whole;

         (f) sell, lease, dispose of, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

         (g) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parent or any of the Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business under the Loan Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

         (h) authorize or expend any funds for capital expenditures;

         (i) enter into, amend in any respect, terminate, rescind, waive in any respect or release any of the terms or provisions of any (i) USDI Material Contract or (ii) any other agreement which is material to the business of the Parent and Sub and the Subsidiaries taken as a whole, including, but not limited to the Creditors' Agreements;

         (j) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

         (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (l) recognize any labor union (unless legally required to do so) or enter into or materially amend any collective bargaining agreement;

         (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

         (n) revalue in any material respect any of its material assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

         (o) except to the extent required by law, make or revoke any Tax election or settle or compromise any Tax liability that is, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

         (p) except for claims covered by insurance, settle or compromise any litigation in which the Parent or any Subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, or settle or compromise any pending or threatened suit, action or claim;

         (q) pay any liabilities or obligations (absolute, accrued, asserted, contingent or otherwise);

         (r) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

SECTION 4.2  MANAGEMENT OF SUBSIDIARIES' OPERATIONS.


         Prior to the Effective Time, unless this Agreement is terminated pursuant to Article VII, management of the Subsidiaries' business operations shall remain with the Company pursuant to terms and conditions of the Memorandum.

SECTION 4.3 CONDUCT OF BUSINESS OF PARENT AND SUBSIDIARIES.


         During the period from the date of this Agreement to the Effective Time, neither Parent nor any Subsidiary shall engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

SECTION 4.4  NOTIFICATION OF CERTAIN MATTERS.


         If Parent or any Subsidiary or the Company receives an administrative or other order or notification relating to any violation or claimed violation of any Governmental Entity that could affect Parent's, any Subsidiary's or the Company's ability to consummate the transactions contemplated hereby, Parent, Subsidiary or the Company as the case may be, shall promptly notify the other parties thereof and shall use all reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Parent or the Company, as the case may be, shall give to the other party prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Parent or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

SECTION 4.5  ASSISTANCE.


         If the Company requests, the Parent will cooperate, and will cause Reznick Fedder & Silverman to cooperate, in all reasonable respects with the efforts of the Company to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more offering documents relating to financing to be obtained by the Company, all at the sole expense of the Company ("Offering Documents"). The Parent (a) shall furnish to Reznick Fedder & Silverman, as independent accountants to the Parent, such customary management representation letters as Reznick Fedder & Silverman may require of the Parent in connection with the delivery of any customary "comfort" letters requested by the Company's financing sources and (b) shall furnish to the Company all financial statements (audited and unaudited) and other information in the possession of the Parent or its representatives or agents as the Company shall reasonably determine is necessary or appropriate for the preparation of such Offering Documents.

SECTION 4.6 CONDUCT OF BUSINESS OF THE COMPANY .


         The Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless the Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business; and the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relationships. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, the Company, between the date of this Agreement and the Effective Time, directly or indirectly does, or proposes or commits to do, any of the following without the prior written consent of Parent:

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with its employee stock purchase plan consistent with past practice);

         (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

         (c) (i) increase the compensation or fringe benefits of any of its directors, officers or employees, or (ii) grant any severance or termination pay, or (iii) enter into any Employment Arrangement or similar agreement or arrangement with any present or former director level or other equivalent or more senior officer or employee, or any other employee of the Company, or (iv) establish, adopt, enter into or amend in any material respect or terminate any Plan or Employment Arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

         (d) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

       (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company taken as a whole;

         (f) sell, lease, dispose of, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

         (g) except as contemplated by the Memorandum and the Loan Agreements,
(i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business under the Loan Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

         (h) authorize or expend any funds for capital expenditures;

         (i) enter into, amend in any respect, terminate, rescind, waive in any respect or release any of the terms or provisions of any (i) Company Material Contract or (ii) any other agreement which is material to the business of the Company taken as a whole;

         (j) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

         (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (l) recognize any labor union (unless legally required to do so) or enter into or materially amend any collective bargaining agreement;

         (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

         (n) revalue in any material respect any of its material assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

       (o) except to the extent required by law, make or revoke any Tax election or settle or compromise any Tax liability that is, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

         (p) except for claims covered by insurance, settle or compromise any litigation in which the Company is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, or settle or compromise any pending or threatened suit, action or claim;

         (q) pay any liabilities or obligations (absolute, accrued, asserted, contingent or otherwise);

         (r) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

                        ARTICLE V: ADDITIONAL AGREEMENTS

SECTION 5.1  SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

         (a) On or prior to February 7, 2000, the Parent shall duly call, give notice of, convene and hold a meeting of holders of the Parent Common Stock (the "Shareholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing but subject to
Section 5.3(b), the Parent agrees that its obligations pursuant to the first sentence of this Section 5.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of the Parent of its approval or recommendation of this Agreement or the Merger. The Parent shall, through its Board of Directors (but subject to the right of the Board of Directors to withdraw or modify its approval or recommendation of the Merger and this Agreement as set forth in Section 5.3(b)), recommend to its shareholders that the Company Stockholder Approval be given.

         (b) The Parent shall prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Parent's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and in any event at least ten (10) days prior to the Shareholders Meeting. The Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Company with copies of all correspondence between the Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Parent shall promptly prepare and mail to its shareholders such an amendment or supplement. The Parent shall not mail any Proxy Statement, or any amendment or supplement thereto, to which the Company reasonably objects. The Company shall cooperate with and provide such information as is reasonably requested by the Parent in the preparation of the Proxy Statement or any amendment or supplement thereto.

         (c) Parent, in its capacity as the sole shareholder of Sub, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

SECTION 5.2  ACCESS TO INFORMATION.

         The Parent shall, and shall cause each of the Subsidiaries to, upon reasonable notice, afford to the Company and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of the Company and the Company's financing sources with respect to the transactions contemplated by this Agreement, reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments, documents and records and, during such period, the Parent shall, and shall cause each of Sub and the Subsidiaries to, furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as the Company may reasonably request. The Parent shall use reasonable best efforts to cause its senior management to cooperate with any reasonable request by the Company relating to the Company obtaining the financing described in the Offering Documents.

SECTION 5.3  NO SOLICITATION.

         (a) The Parent shall, and the Parent shall direct and use its best efforts to cause the officers, directors, employees, representatives, agents and affiliates of the Parent and the Subsidiaries to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Transaction Proposal (as hereinafter defined). The Parent shall not, nor shall it permit any of the Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal or (ii) enter into or participate in any discussions or negotiations regarding any Transaction Proposal;

         (b) Except as set forth in this Section 5.3, or for other good cause as required by the Board of Directors' fiduciary duties and obligations, the Board of Directors of the Parent shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or (iii) cause the Parent or the Sub to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal. Notwithstanding the foregoing, if the Board of Directors of the Parent determines in good faith that it has received a Superior Proposal, the Board of Directors of the

Parent may, prior to the receipt of the Parent Stockholder Approval, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case, only at a time that is at least ten business days after the Company's receipt of written notice advising the Company that the Board of Directors of the Parent has received a Transaction Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal.

         (c) Nothing contained in this Section 5.3 shall prohibit the Parent from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Parent's shareholders if, in the good faith judgment of the Board of Directors of the Parent, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Parent's shareholders under applicable law or is otherwise required under applicable law.

         (d) (i) For purposes of this Agreement, "Transaction Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 50% of the assets of the Parent, the Sub or the Subsidiaries or more than 50% of the voting power of the shares of the Parent's Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Parent, the Sub or the Subsidiaries, other than the transactions contemplated by this Agreement.

                  (ii) For purposes of this Agreement, a "Superior Proposal" means any proposal determined by the Board of Directors of the Parent in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the voting power of the shares the Parent's Common Stock then outstanding or more than 50% of the assets of the Parent, the Sub or the Subsidiaries and otherwise on terms which the Board of Directors of the Parent determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as the financial advisor(s) identified in Section 3.1(r)), to be more favorable to the Parent's shareholders (taking into account all factors relating to such proposal deemed relevant by the Board of Directors of the Parent, including, without limitation, the financing of such proposal, any regulatory issues related thereto and all other conditions to closing) than the Merger.

SECTION 5.4  REASONABLE BEST EFFORTS.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (and in furtherance thereof the Parent, with the prior written consent of the Company, may make and commit to make payments to third parties and enter into or modify agreements), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement.

         (b) In connection with, but without limiting, the foregoing, the Parent and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         (c) Each of the parties hereto shall promptly provide the others with a copy of any inquiry or request for information (including any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in Section 5.4.

         (d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, if received by it or any of the Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any USDI Material Contract or Company Material Contract, or (ii) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.5  PUBLIC ANNOUNCEMENTS.

         Each of the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, fiduciary duties or any listing agreement with any national securities exchange or quotation system.

SECTION 5.6  CONVEYANCE TAXES.

         Each of the parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                        ARTICLE VI: CONDITIONS OF MERGER

SECTION 6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER.

         The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) SHAREHOLDER APPROVAL. The Company Stockholder Approval and the Parent Stockholder approval shall have been obtained, including the Parent Stockholder Approval of (i) an amendment to the Parent's articles of incorporation increasing the number of authorized shares of Parent Common Stock to 325,000,000, providing that the provisions of Nevada Revised Statutes 78.378 to 78.3793 do (ii) if and under the terms requested by the Company, a reverse stock split of the Parent's issued and outstanding common stock.

         (b) Parent's bylaws shall have been amended to provide that the provisions of Nevada Statutes 78.378 to 78.3793 do not apply to Parent.

         (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY.

          The obligations of the Company to effect the Merger are subject to the satisfaction of the following additional conditions unless waived in writing by the Company:

         (a) REPRESENTATIONS AND WARRANTIES OF THE PARENT. The representations and warranties of the Parent set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of the Parent contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Parent) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Parent, reasonably be expected to have a Material Adverse Effect on the Parent, and the Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer of the Parent to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT AND SUB. The Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Loan Agreements at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of the Parent and Sub by the Chief Executive Officer of each the Parent and Sub to such effect.

         (c) RESIGNATIONS. The Parent shall have obtained the resignations of A. Frans Heideman and Lawrence Siegel from the Parent's Board of Directors effective at the Effective Time.

         (d) CONSENTS. The Parent shall have obtained the consent or approval of each person (including any Governmental Entity) whose consent or approval shall be required in connection with the transactions contemplated hereby under any USDI Material Contract.

         (e) PREFERRED STOCK, OPTIONS AND CONVERTIBLE SECURITIES. Each share of Parent Preferred Stock shall have been or will be as of the Effective Time converted into and/ or redeemed for shares of Parent Common Stock. All Stock Incentive Plans shall have been or will be as of the Effective Time duly canceled by the Parent and each Option and all securities convertible into or exchangeable, redeemable or exercisable for shares of capital stock or voting securities of the Parent shall be or will be as of the Effective Time canceled, exercised or expired, with the effect that, upon consummation of the Merger, the shareholders of the Company will own 51% of the capital stock and voting securities of the Parent on a fully diluted basis.

         (f) CREDITORS' AGREEMENT. As of the Effective Time, all creditors of and claimants against the Parent and the Subsidiaries shall have entered into Creditors' Agreements which are satisfactory to the Company.

         (g) COMPLETION OF DUE DILIGENCE. The Company shall have completed due diligence investigations of the Parent and the Subsidiaries to its satisfaction and in its sole discretion.

SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE PARENT.

         The obligations of the Parent to effect the Merger are subject to the satisfaction of the following additional conditions unless waived by the Parent:

         (a) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with other breaches on the part of the Company, materially adversely affect the ability of the Company to consummate the transactions contemplated hereby, and the Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Loan Agreements at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

         (c) COMPLETION OF DUE DILIGENCE. Parent shall have completed due diligence investigations of Company to its satisfaction and in its sole discretion.

                 ARTICLE VII: TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1  TERMINATION.

         This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding Parent Stockholder Approval or Company Stockholder Approval:

         (a)      by mutual written consent of Parent and the Company; or

         (b) by Parent, so long as the Parent is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions set forth in
Section 6.3 would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within ten days of the date on which the Company receives written notice thereof from Parent;

         (c) by the Company, so long as the Company is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any such representation or warranty of Parent shall have been or become untrue, in each case such that the conditions set forth in
Section 6.2 would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within ten days of the date on which Parent receives written notice thereof from the Company;

         (d) by either Parent or the Company if any permanent injunction or other order, decree, ruling or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or other order, decree, ruling or action and such failure materially contributed to such imposition;

         (e) by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder required to be performed at or prior to the Effective
Time) the Merger shall not have been consummated on or prior to March 1, 2000 (the "Termination Date");

         (f) by either Parent or the Company, if the Parent Stockholder Approval of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Parent Stockholder Approval at a duly held meeting of shareholders or at any adjournment thereof; or

         (g) by the Company, if (i) the Board of Directors of the Parent (A) shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger in any manner which is adverse to the Company, (B) shall have approved or have recommended to the shareholders of the Parent a Transaction Proposal or (C) shall have resolved to do the foregoing; or (ii) the Parent shall have wilfully failed to hold the Shareholders Meeting on or prior to February 7, 2000 (the "Delayed Date"); provided that the Delayed Date shall be automatically extended for each day with respect to which the failure to hold the Shareholders Meeting (x) is attributable to a lack of reasonable cooperation and assistance by the Company or its affiliates or (y) is the result of any injunction or similar action or any action of the SEC, in each case preventing or delaying the holding of such meeting.

SECTION 7.2  EFFECT OF TERMINATION.

         In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3, Section 7.5 and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

SECTION 7.3  FEES AND EXPENSES.

         (a) Except as provided below in this Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) The Parent shall pay, or cause to be paid, in same day funds to the Company the amounts set forth below (which amounts shall constitute full satisfaction of all of the Parents's obligations and liabilities to the Company under this Agreement) under the circumstances and at the times specified: If the Company terminates this Agreement under Section 7.1(c) as a result of a willful breach of a material representation, warranty or covenant by the Parent, and within 320 days thereafter, (A) the Parent or Sub enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Transaction Proposal, or a Transaction Proposal is consummated, or (B) the Parent or Sub enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, which in the case of either (A) or (B) above will result in shareholders of the Parent becoming entitled to receive upon consummation of such Transaction Proposal or Superior Proposal consideration with a value (determined in good faith by the Board of Directors of the Parent) per share of Parent Common Stock greater than the value afforded the shareholders of the Parent in the event the Merger were consummated then, in the case of either (A) or (B) above, the Parent shall pay to the Company upon the consummation of such Transaction

Proposal or Superior Proposal (i) a fee of $20,000 per month for the Company's management of the operations of the Subsidiaries from July 5, 1999 through the date of termination of this Agreement, (ii) reimbursement of the expenses of the Company incurred in connection with the transactions contemplated by this Agreement (the "Termination Fee") upon demand, and (ii) all amounts payable under the terms of the Loan Agreements upon demand.

SECTION 7.4  BROKERS.

         Except as otherwise provided in Section 7.3, the Company agrees to indemnify and hold harmless the Parent, and the Parent agrees to indemnify and hold harmless the Company, from and against any and all liability to which the Parent, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finders or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company or Parent, as the case may be.

SECTION 7.5  SUBSIDIARIES' OPERATIONS.

         Upon termination of this Agreement by the Company or by the Parent pursuant to Section 7.1, the Company shall transfer to the Parent the management of all operations of the Subsidiaries, subject to the prior performance by the Parent of its obligations under the Loan Agreements. All costs and expenses incurred in connection with the transfer of the management and the assets of the Subsidiaries to the control of the Parent shall be paid by the Parent. The Company and the Parent shall cooperate and assist each other in the transfer of operations and assets contemplated by this Section 7.5.

SECTION 7.6  AMENDMENT.

         This Agreement may be amended by the parties hereto by action taken by the respective Boards of Directors of Parent and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Parent, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Parent Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 7.7  WAIVER.

         At any time prior to the Effective Time, any party hereto, to the extent lawful, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                        ARTICLE VIII: GENERAL PROVISIONS

SECTION 8.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, except that (i) those agreements set forth in Section 2.1, Section 2.2, Section 5.2, Section 5.4, Section 5.5, Section 7.2, Section 7.3, Section 7.4 and Article VIII shall survive the Effective Time and (ii) those agreements set forth in Section 5.2, Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article VIII shall survive termination (in each of (i) and (ii) in accordance with the terms of such provisions).

SECTION 8.2  NOTICES.

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Parent or Sub:          U.S. Digital Communications, Inc.
                                       Two Wisconsin Circle, Suite 700
                                       Chevy Chase, Maryland  20815-7003
                                       Attention: Robert J. Wussler

         with a copy to:               Caplan, Buckner, Rohrbaugh & Kostecka
                                       Three Bethesda Metro Center, Suite 430
                                       Bethesda, Maryland  20814
                                       Attention:   Robert Kostecka, Esq.

         if to the Company:            TELCAM, Telecommunications Company of the
                                       Americas, Inc.
                                       1322 Space Park Drive, Suite 101
                                       Houston, Texas  77058
                                       Attention: Gregory Hahn

         with a copy to:               Campbell & Riggs, P.C.
                                       1980 Post Oak Blvd., Suite 2300
                                       Houston, Texas 77056
                                       Attention: Carole R. Riggs, Esq.

SECTION 8.3  CERTAIN DEFINITIONS.

         For purposes of this Agreement, the term:

         (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

         (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (d) "Creditors' Agreements" means any and all agreements between the Parent or any Subsidiary and a creditor or creditors of the Parent or any Subsidiary which compromise or settle indebtedness of the Parent or any Subsidiary.

         (e) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Parent ended December 31, 1998 were prepared;

         (f) "knowledge" means, with respect to any entity, knowledge of any officer of an entity after reasonable inquiry (except as otherwise set forth herein);

         (g) "Lien" means, with respect to any asset (including, without imitation, any security) any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset;

         (h) "Loan Agreements" means the working capital credit agreement and promissory note dated as of July 5, 1999 between the Parent and the Company and the working capital credit agreement and promissory note dated August 6, 1999 between the Parent and Texas Interim Funding, Ltd., a Texas limited partnership.

         (i) "Memorandum" means the memorandum of understanding dated July 5, 1999 between the Company and the Parent, as modified or supplemented from time to time.

         (j) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

         (k) "Subsidiary" or "Subsidiaries" means any corporation, partnership, joint venture or other legal entity of which the Parent or the Sub, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 8.4  SEVERABILITY.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as


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

to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.5  ENTIRE AGREEMENT; ASSIGNMENT.

         Except for the Memorandum of Understanding, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 8.6  PARTIES IN INTEREST.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.7  DIRECTOR AND OFFICER LIABILITY.

         The directors, officers, stockholders and other controlling persons of each of the parties and their affiliates acting in such capacity shall not in such capacity have any personal liability or obligation arising under this Agreement (including any claims that the other parties may assert) other than as an assignee of this Agreement.

SECTION 8.8  ENFORCEMENT OF AGREEMENT.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

SECTION 8.9  GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.10  HEADINGS.

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11  COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      U.S. DIGITAL COMMUNICATIONS, INC.

                                      By:
                                         ------------------------------
                                      Name:
                                      Title:

                                     TELCAM, TELECOMMUNICATIONS
                                     COMPANY OF THE AMERICAS, INC.

                                      By:
                                        --------------------------------
                                      Name:
                                      Title:

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